General (Ret.) John E. Hyten Joins C3 AI Board of Directors

REDWOOD CITY, Calif. — October 9, 2024 — C3 AI (NYSE: AI), the Enterprise AI application software company, today announced that General (Ret.) John E. Hyten has been appointed to its board of directors, effective immediately.
“General Hyten is a distinguished military leader who guided the U.S. military through periods of significant transformation,” said Thomas M. Siebel, Chairman and CEO, C3 AI. “His deep understanding of the necessity of AI to modernize the defense sector along with his first-hand experience with government agencies are invaluable as we continue to assist our federal and intelligence communities to deploy enterprise AI at scale.”
As a board member, General Hyten will work with the board of directors and with C3 AI’s leadership team to shape strategic direction as the company continues to deliver innovative solutions across the federal, defense, and intelligence communities.
"I am honored to join the board of directors at C3 AI during this pivotal moment in AI adoption for national security and economic prosperity,” said General Hyten. “My experience with C3 AI over the past few years has solidified my conviction in the company’s deliberate and secure approach to delivering rapid AI solutions for defense and intelligence. I'm thrilled to help ensure we deliver the excellence our customers expect in the defense industry."
General John Hyten served for 40 years with distinction in the U.S. Airforce including Commander of the Air Force Space Command, Commander of the United States Strategic Command, and Vice Chairman of the Joint Chiefs of Staff.
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About C3.ai, Inc.
C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of domain-specific generative AI offerings for the enterprise.

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